Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:

Roger Pondel/Laurie Berman

PondelWilkinson Inc.

310-279-5980

pwinvestor@pondel.com

Platinum Equity Increases Electro Rent Purchase Price Offer to $15.50 per Share

– Previously Announced Merger Agreement Now Valued at more than $382 Million –

BEVERLY HILLS and VAN NUYS, Calif. – June 24, 2016 – Platinum Equity and Electro Rent Corporation (Nasdaq: ELRC) today announced that the purchase price for Platinum Equity’s previously announced acquisition of Electro Rent has increased by 18% to $15.50 per share in cash from $13.12 per share, now valuing the purchase price at approximately $382.2 million.

The new purchase price represents a premium of 19% over the closing price on June 23, 2016, 45% over the average closing price of Electro Rent’s common stock during the past three (3) months, and 47% over the closing stock price on May 27, 2016, the last day of trading prior to the original announcement of the Platinum Equity agreement.

Platinum Equity’s increased purchase price resulted from Electro Rent’s receipt of an unsolicited third party acquisition proposal.

About Platinum Equity

Founded in 1995 by Tom Gores, Platinum Equity (www.platinumequity.com) is a global investment firm with more than $6 billion of assets under management and a portfolio of more than 25 operating companies that serve customers around the world. Platinum Equity specializes in mergers, acquisitions and operations – a trademarked strategy it calls M&A&O® – acquiring and operating companies in a broad range of business markets, including manufacturing, distribution, transportation and logistics, equipment rental, metals services, media and entertainment, technology, telecommunications and other industries. Over the past 20 years Platinum Equity has completed more than 175 acquisitions.

About Electro Rent

Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

Important Additional Information will be Filed with the SEC

In connection with the proposed transaction, Electro Rent Corporation will file or furnish relevant documents, including a proxy statement, concerning the proposed transaction with the SEC. Investors and stockholders of

Corporate Headquarters: 6060 Sepulveda Boulevard, Van Nuys, California 91411–2525

Toll Free (800) 688 – 1111 Local (818) 787 – 2100 Fax (818) 786 – 4345

Platinum Equity Increases Electro Rent Purchase Price Offer to $15.50 per Share

June 24, 2016

Electro Rent Corporation are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about Electro Rent Corporation and the proposed transaction. The final proxy statement will be mailed to the company’s stockholders.

Investors and stockholders may obtain a free copy of the proxy statement and any other relevant documents filed or furnished by Electro Rent Corporation with the SEC (when available) at the SEC’s Web site at www.sec.gov. In addition, copies of the proxy statement and other filings made by the Company with the SEC can also be obtained, free of charge, by directing a request to Electro Rent Corporation, 6060 Sepulveda Boulevard, Van Nuys, CA 91411, Attention: Corporate Secretary.

Electro Rent Corporation and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from Electro Rent Corporation stockholders in respect of the proposed transaction. Information about the directors and executive officers of Electro Rent Corporation and their respective interests in Electro Rent Corporation by security holdings or otherwise is set forth in its proxy statement for the 2015 Annual Meeting of Stockholders, which was filed with the SEC on September 9, 2015 and its Annual Report on Form 10-K for the year ended May 31, 2015, which was filed with the SEC on August 13, 2015. Stockholders may obtain additional information regarding the interests of Electro Rent Corporation and its directors and executive officers in the Merger, which may be different than those of Electro Rent Corporation’s stockholders generally, by reading the definitive proxy statement and other relevant documents regarding the Merger, when filed with the SEC. Each of these documents is, or will be, available as described above.

“Safe Harbor” Statement

Except for the historical statements and discussions in this press release, the company’s statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect Electro Rent’s management’s views and expectations at this time with respect to future events and financial performance, based on currently available information. Forward looking statements in this press release include statements regarding the completion of the sale transaction to Platinum Equity. When used, the words “anticipate”, “believe”, “expect” and “will” and other similar expressions identify forward-looking statements. Forward-looking statements are based on assumptions about future operations and market conditions, and are subject to certain risks and uncertainties. The company believes its assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, Electro Rent’s actual results will differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and in its other filings with the Securities and Exchange Commission, including: general macroeconomic conditions may not improve or may deteriorate; U.S. federal government spending with respect to defense and other research and development activities may not increase or may decline; Electro Rent may not succeed in retaining its key sales or other personnel; competition may cause the company to lower prices and margins to effectively compete; and manufacturers of test and measurement equipment may not be willing to enter reseller arrangements with Electro Rent or those agreements may not succeed to the level anticipated. Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, the company’s actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. You should not put undue reliance on these statements. Electro Rent undertakes no obligation to update or revise any forward-looking statements.

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